Exhibit 10.2

Infinera Corporation

Executive Clawback Policy

This Policy is adopted and approved by the Compensation Committee of the Board of Directors (the “Committee”) of Infinera Corporation (the “Company”) effective as of January 14, 2013, and applies to cash incentive payments and equity compensation awards (each an “Incentive Payment”) provided to Section 16 officers and directors of the Company under any applicable Company incentive plan. In the event of fraud or intentional misconduct of a Section 16 officer or director, the Compensation Committee may seek:

(a)	repayment of any cash incentive payment;

(b)	cancellation of unvested, unexercised or unreleased equity incentive awards; and

(c)	repayment of any compensation earned on previously exercised or released equity incentive awards,

where such payments, equity incentive awards and/or compensation earned on previously exercised or released Incentive Payments was predicated on financial results that were augmented by such fraud or intentional misconduct (the “Excess Compensation”), whether or not such activity resulted in a financial restatement.

The Committee shall have sole discretion under this Policy, consistent with any applicable statutory requirements, to seek reimbursement for any Excess Compensation paid or received by the Section 16 officer or director for up to a twelve month period prior to the date of the Committee action to require reimbursement of the Excess Compensation.

Further, following a restatement of the Company’s financial statements, the Company shall recover any compensation received by the Chief Executive Officer and Chief Financial Officer that is required to be recovered by Section 304 of the Sarbanes-Oxley Act of 2002.

For purposes of this Policy, Excess Compensation will be measured as the positive difference, if any, between the compensation earned by a Section 16 officer or director and the compensation that would have been earned by Section 16 officer or director had the fraud or intentional misconduct not occurred.

For purposes of this Policy, “intentional misconduct” means embezzlement, gross negligence or deliberate disregard of Company rules resulting in significant monetary loss, damage or injury to the Company.